Exhibit 99.1

News Release

For Further Information Call:
John P. Jordan
Vice President, Chief Financial Officer & Treasurer
Voice: 860-347-8506
inquire@zygo.com

ZYGO REPORTS $40 MILLION REVENUE, $0.13 EPS for Q1 Fiscal 2013

MIDDLEFIELD, Conn, November 9, 2012 – Zygo Corporation (Nasdaq: ZIGO) today announced its financial results for the first quarter of fiscal 2013 ended September 30, 2012 and points out the following highlights for the quarter:

•	Bookings of $37.3 million increased 5% from the fourth quarter of fiscal 2012.
•	Acquired the 40% minority-owned portion of our European sales and application center joint venture, establishing it as a wholly-owned subsidiary in Germany.
•	Established a Taiwan subsidiary as a sales, service and manufacturing facility to support growth of Asian business including semiconductor advanced packaging 2D/3D inspection and metrology systems.

Revenue in the fiscal 2013 first quarter was $40.2 million compared to $44.0 million in the comparable prior year quarter and $44.3 million in fiscal 2012 fourth quarter.

Net income for fiscal 2013 first quarter was $2.4 million, or $0.13 per diluted share, compared to $6.5 million or $0.35 per diluted share recorded in the first quarter of fiscal 2012.

Bookings for the first quarter of fiscal 2013 were $37.3 million, compared to $42.9 million in the first quarter of fiscal 2012 and $35.5 million in the previous quarter. Bookings for the Metrology Solutions Division were 68% of the total; Optical Systems Division bookings were 32%. Backlog was $65.1 million at September 30, 2012, compared to $60.9 million at September 30, 2011 and $68.0 million at June 30, 2012.

Commenting on the first quarter results, John P. Jordan, Vice President, Chief Financial Officer and Treasurer of Zygo Corporation, said, “Zygo’s product line and customer diversification enabled us to deliver revenue of $40.2 million in the face of continued weak demand in the semiconductor sector. Gross margins were lower during the quarter due to the effect of a change in product mix within both metrology and optics segments, combined with the effect of an initial ramp-up of a large new optics program.

“In addition, the previous years’ results benefitted from the offset effect of reversing valuation allowance against tax provision, essentially eliminating U.S. Federal income tax expense. Since the valuation allowance against deferred tax assets was eliminated at the end of fiscal 2012 due to improved operating performance and improved business outlook, current year results reflect tax expense at the full effective tax rate. As set forth in the Reconciliation of Reported Results to Non-GAAP Results in this Press Release, the tax provision for the current year quarter also included items that reduced the effective tax rate to 32.4% and increased Earnings per Share by $0.03. It should be noted that although the tax rate has increased for financial statement purposes, cash taxes actually paid will remain at approximately 11% of pretax income until the past net operating losses and available credits are fully utilized on the Company’s tax returns.”

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commented, “Economic uncertainty in the U.S. and abroad has deferred investments in capital equipment and expansion. Although demand in some markets has continued to lag expectations, we are investing in new markets and growing our footprint in strong market regions, as demonstrated by our initiatives in Germany and Taiwan. As a result of the acquisition of the minority interest of our German subsidiary, beginning with the first quarter, 100% of the income generated by our now wholly-owned German operation will be included in Zygo net income. Additionally, we continue investment in optics capabilities in our new facility in Tucson to take advantage of opportunities in an anticipated recovering economic environment during the second half of the fiscal year.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the first quarter of fiscal 2013 will be held at 5 PM Eastern Time on November 9, 2012 and can be accessed by dialing (800) 616-4707. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities and objectives of management of the Company for future operations are forward-looking statements.  Forward-looking statements provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid.  Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan(s),” “strategy,” “project,” “should” and other words of similar meaning in connection with a discussion of current or future operating or financial performance.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors.  Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customers; manufacturing and supplier risks; risks of booking cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the reorganization of our business; dependence on proprietary technology and key personnel; length of the revenue cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; and risks related to business acquisitions. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law.  Further information on potential factors that could affect Zygo Corporation's business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2012, filed with the Securities and Exchange Commission on September 13, 2012.

Zygo Corporation and Subsidiaries Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,

	2012	2011

Net revenue	$40,206	$43,992
Cost of goods sold	22,713	22,375

Gross profit	17,493	21,617

Selling, general and administrative expenses	8,521	9,463
Research, development and engineering expenses	4,581	4,062

Operating profit	4,391	8,092

Other income (expense)
Miscellaneous income (expense), net	36	(330)

Total other income (expense)	36	(330)

Income before income tax, including noncontrolling	4,427	7,762
Income tax expense	(1,433)	(786)

Net income including noncontrolling interest(s)	2,994	6,976
Less: Net income attributable to noncontrolling interest(s)	606	507

Net income attributable to Zygo Corporation	$2,388	$6,469

Earnings per share attributable to Zygo Corporation
Basic shares	$0.13	$0.36

Diluted shares	$0.13	$0.35

Weighted average shares outstanding
Basic shares	18,341	17,800

Diluted shares	19,047	18,353

Zygo Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Amounts in thousands)

	September 30, 2012	June 30, 2012

Assets
Current assets:
Cash and cash equivalents	$78,834	$84,053
Receivables, net	29,991	31,601
Inventories	27,507	27,760
Prepaid expenses and other current assets	2,567	2,851
Revenue recognized in excess of billings on uncompleted contracts	4,473	2,371
Deferred income taxes	9,788	8,004

Total current assets	153,160	156,640
Marketable securities	718	729
Property, plant and equipment, net	33,342	33,694
Deferred income taxes	13,768	13,760
Intangible assets, net	4,983	5,198

Total assets	$205,971	$210,021

Liabilities and Equity
Current liabilities:
Accounts payable	$8,061	$9,613
Accrued expenses	14,046	18,914
Income tax payable	648	416

Total current liabilities	22,755	28,943

Deferred taxes and long-term liabilities	6,826	5,098

Commitments and contingencies	—	—

Total shareholders’ equity - Zygo Corporation	174,835	173,625
Noncontrolling interest(s)	1,555	2,355

Total equity	176,390	175,980

Total liabilities and equity	$205,971	$210,021

Zygo Corporation and Subsidiaries
Reconciliation of Reported Results to Non-GAAP Results
(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,

	2012	2011

GAAP Income before income tax, including noncontrolling interest (as reported)	$4,427	$7,762

Net income attributable to noncontrolling interest (as reported)	606	507

GAAP income tax expense (as reported)	(1,433)	(786)
Adjustment to income taxes (Note 1)	(398)	—

Total adjusted income tax expense	$(1,831)	$(786)

Adjusted net income attributable to Zygo Corporation	$1,990	$6,469

GAAP earnings per diluted share attributable to Zygo Corporation (as reported)	$0.13	$0.35
Adjusted earnings per diluted share attributable to Zygo Corporation	$0.10	$0.35
Weighted average shares used in diluted shares calculation	19,047	18,353

Note 1 - The Company’s first quarter fiscal 2013 reported results include adjustments to correct an error in recording deferred tax asset balances as of June 30, 2012, relating to fixed assets and foreign tax credits.

Adjusted net income and adjusted net earnings per diluted share are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities, and a reconciliation of such amounts to reported results is presented above. These non-GAAP measures are not alternatives to, and are not intended to replace, the most directly comparable reported measures under GAAP and should not be considered as alternatives to net income and net earnings per diluted share, or any other measure of consolidated operating results, under GAAP. The Company believes that providing such non-GAAP measures and reconciliation is useful to users of the financial statements, since such measures involve certain significant and unusual adjustments to the Company’s results, thus enhancing comparability of the Company’s results between periods presented.